UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2010

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 22, 2010, MasterCard Incorporated (the “Company”) entered into a committed three-year unsecured $2,750,000,000 revolving credit facility (the “Credit Facility”) with Citibank, N.A., as managing administrative agent, JPMorgan Chase Bank, N.A. as administrative agent, Bank of America, N.A., as syndication agent, Citigroup Global Markets Inc., J.P. Morgan Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as lead arrangers, and HSBC Bank USA, N.A. and RBS Securities, Inc. as joint lead arrangers and documentation agents, and the other lenders from time to time party thereto. The Credit Facility, which expires on November 22, 2013, replaced the Company’s prior $2,000,000,000 credit facility which was to expire on April 26, 2011.

The Credit Facility provides the Company with a revolving credit facility with a borrowing capacity of up to $2,750,000,000. Borrowings under the Credit Facility are available for general corporate purposes. Interest on borrowings under the Credit Facility would be charged at the London Interbank Offered Rate (LIBOR) or an alternative base rate, in each case plus applicable margins that fluctuate based on the applicable long-term issuer rating (or, if not available, the counterparty rating) of the Company. The Company has agreed to pay a facility fee which will fluctuate based on the Company’s applicable rating.

Certain other material terms of the Credit Facility include:

•

a financial covenant which requires the Company to maintain a maximum consolidated leverage ratio (defined as the ratio of consolidated adjusted debt to consolidated EBITDA, in each case as defined in the Credit Facility) of not greater than 3.50 to 1.00;

•

restrictive covenants (subject, in each case, to certain customary exceptions and amounts) which limit the Company’s ability to, among other things: (a) create liens (excluding, among other things, liens not exceeding the lesser of (x) $300,000,000 or (y) 3% of consolidated total assets of the Company); (b) effect fundamental changes to MasterCard and its subsidiaries, (c) dispose of assets outside of the ordinary course of business (excluding, among others, the sale of property in any period of twelve consecutive months not exceeding 25% of the Company’s consolidated total assets); (d) engage in transactions with affiliates; and (e) enter into new lines of business which would result in a change in the Company’s primary business;

•

customary events of default, upon the occurrence of which, after any applicable grace period, the lenders will have the ability to accelerate all outstanding loans thereunder and terminate the commitments;

•	the option for the Company to prepay, terminate or reduce the commitments under the Credit Facility at any time without penalty in minimum amounts of $10.0 million; and

•	customary representations and warranties.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Facility, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The majority of the Credit Facility lenders are members or affiliates of members of MasterCard International Incorporated, the Company’s principal operating subsidiary. Certain of the lenders under the Credit Facility, or their affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, financial advisory and other services in the ordinary course of business for the Company and its subsidiaries, for which they have in the past and may in the future receive customary fees and commissions.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1	$2,750,000,000 Credit Agreement, dated as of November 22, 2010, among MasterCard Incorporated, the several lenders from time to time parties thereto, Citibank, N.A., as managing administrative agent, and JPMorgan Chase Bank, N.A. as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: November 23, 2010	By	/s/ Noah J. Hanft
Noah J. Hanft
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	$2,750,000,000 Credit Agreement, dated as of November 22, 2010, among MasterCard Incorporated, the several lenders from time to time parties thereto, Citibank, N.A., as managing administrative agent, and JPMorgan Chase Bank, N.A. as administrative agent.

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